UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2018

BRIDGELINE DIGITAL, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-33567	52-2263942
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Blanchard Road Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 376-5555
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

NOT APPLICABLE
(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 16, 2018, Bridgeline Digital, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Management, Inc. (the “Underwriter”), pursuant to which the Company agreed to issue and sell to the Underwriter in a firm commitment underwritten public offering (the “Offering”) an aggregate of (i) 1,424,000 Class A Units (the “Class A Units”) at a public offering price of $0.50 per Class A Unit, with each Class A Unit consisting of one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and one five-year warrant to purchase one share of Common Stock at an exercise price of $0.50 per share, an amount equal to the public offering price of the Class A Units (each a “Warrant” and collectively, the “Warrants”), and (ii) 4,288 Class B Units (the “Class B Units,” and together with the Class A Units, the “Units”) at a public offering price of $1,000 per Class B Unit, with each Class B Unit consisting of one share of the Company’s newly designated Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”), with a stated value of $1,000 (“Stated Value”) and convertible into that number of shares of Common Stock equal to the Stated Value divided by a conversion price of $0.50 per share, with all shares of Series B Preferred Stock convertible into an aggregate of 8,576,000 shares of Common Stock together with Warrants to purchase 8,576,000 shares of Common Stock.

In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriter a 45-day option (the “Over-allotment Option”) to purchase up to an additional 1,500,000 shares of Common Stock and/or additional Warrants to purchase an additional 1,500,000 shares of Common Stock. The Underwriter partially exercised the Over-allotment Option by electing to purchase from the Company additional Warrants to purchase 400,000 shares of Common Stock. The Offering, including the Warrants purchased in the partial exercise of the over-allotment option, closed on October 19, 2018. The Units were not certificated and the shares of Common Stock, Series B Preferred Stock and Warrants comprising the Units are immediately separable and were issued separately in the Offering.

The Units were offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-227430), as amended, filed with the Securities and Exchange Commission (the “Commission”), which was declared effective by the Commission on October 16, 2018 (the “Registration Statement”).

The conversion price of the Series B Preferred Stock and exercise price of the Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s Common Stock.

The Warrants are immediately exercisable at a price of $0.50 per share of Common Stock, a price equal to the public offering price of the Class A Units, and will expire on October 19, 2023. If at the time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance of the shares of Common Stock to the holder, then the Warrants may only be exercised through a cashless exercise. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, the holder will receive an amount in cash equal to the fractional amount multiplied by the fair market value of any such fractional shares. In addition, so long as at least 25% of the Warrants issued in the Offering remain outstanding, the Company will be prohibited from issuing shares of Common Stock or common stock equivalents (or combinations of units thereof) involving a Variable Rate Transaction (as such term is defined in the Warrants); provided, however, that such prohibition may be waived upon written consent of the holders of at least 80% of the Warrants then outstanding.

The Company may not effect, and holder will not be entitled to, exercise any Warrant or conversion of the Series B Preferred Stock, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the holder, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise or conversion, as such percentage ownership is determined in accordance with the terms of the Warrants or Series B Preferred Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

The net proceeds to the Company from the Offering, after deducting the Underwriter’s fees and expenses, the Company’s estimated Offering expenses and the repayment of certain term notes, and excluding the proceeds, if any, from the exercise of the Warrants issued in the Offering, were approximately $3.4 million. The Company intends to utilize the remaining net proceeds for research and development, working capital needs, capital expenditures and other general corporate purposes. In addition, the Company may use a portion of the net proceeds to pursue potential strategic acquisitions, although the Company does not currently have any specific plans or arrangements to do so.

The Underwriting Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

The foregoing summaries of the terms of the Underwriting Agreement and the Warrants are subject to, and qualified in their entirety by reference to, the Underwriting Agreement and the form of Warrant, which are attached to this Current Report on Form 8-K as Exhibits 1.1, and 4.1, respectively, and are incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 17, 2018, in connection with the Offering, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”), with the Secretary of State of the State of Delaware – Division of Corporations, designating 5,000 shares of the Company’s preferred stock as Series B Preferred, each share of Series B Preferred with a Stated Value of $1,000 per share. With certain exceptions, shares of Series B Preferred rank on par with the Company’s Common Stock, in each case, as to dividend rights and distributions of assets upon liquidation, dissolution or winding up of the Company, and rank junior to the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”).

Each share of Series B Preferred is convertible into that number of shares of the Company’s Common Stock (“Conversion Shares”) equal to the Stated Value, divided by $0.50, the public offering price of the Class A Units in the Offering, which conversion rate is subject to adjustment in accordance with the terms of the Certificate of Designation. Holders of Series B Preferred may elect to convert shares of Series B Preferred into Conversion Shares at any time. Subject to the Beneficial Ownership Limitation, as defined below, holders of Series B Preferred will have the right to vote, on an as-converted basis, with the holders of the Company’s Common Stock on any matter presented to the Company’s stockholders for their action or consideration. Holders of Series B Preferred are prohibited from converting Series B Preferred into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of Common Stock then issued and outstanding (“Beneficial Ownership Limitation”). However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to the Company.

Shares of the Series B Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors. Subject to any senior rights of the Company’s Series A Preferred, the holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of Common Stock. The Company is not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

The foregoing description of the Series B Preferred is qualified, in its entirety, by the full text of the Certificate of Designation, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1, and is incorporated by reference herein.

Item 8.01. Other Events.

On October 16, 2018, the Company issued a press release announcing the pricing of the Offering. On October 19, 2018, the Company issued a press release announcing the closing of the Offering. A copy of the press releases are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGELINE DIGITAL, INC.
(Registrant)

	By:	/s/ Roger Kahn
Roger Kahn
Chief Executive Officer
Date: October 19, 2018

Exhibit Index

Exhibit Number	Description
1.1	Underwriting Agreement by and between Bridgeline Digital, Inc. and ThinkEquity, a division of Fordham Financial Management, Inc., dated October 16, 2018
3.1	Certificate of Designation of Series B Convertible Preferred Stock
4.1	Form of Warrant
99.1	Press Release issued by Bridgeline Digital, Inc., dated October 16, 2018
99.2	Press Release issued by Bridgeline Digital, Inc., dated October 19, 2018